Exhibit 10.4

EMPLOYMENT MUTUAL SEPARATION AGREEMENT

THIS EMPLOYMENT MUTUAL SEPARATION AGREEMENT (this “Agreement”) is made and entered into as of the 13th day of November, 2023, by and between Paul M. Rivard, Esq. (“Employee”) and MyMD Pharmaceuticals, Inc. (“Company”).

RECITALS:

A. Pursuant to the Employment Agreement, dated September 21, 2020 and amended on November 24, 2020, December 18, 2020, and March 22, 2023 by and between Company and Employee (the “Employment Agreement”), Employee is currently employed by Company as Chief Legal Officer.

B. Employee and Company both desire to mutually terminate Employee’s employment with the Company.

C. Employee and Company have reached agreement on the terms of Employee’s departure, and both parties view their separation as mutual and amicable.

NOW, THEREFORE, in consideration of the premises and covenants contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

1. RECITALS. The above recitals are true and correct and are made a part hereof.

2. TERMINATION OF EMPLOYMENT AGREEMENT. Company and Employee hereby agree that, for purposes of this Agreement, the date of notification of termination and the date of termination of the Employment Agreement shall be November 13, 2023.

3. SEPARATION PAYMENT. The Company shall pay Employee severance in an amount equal to three months of his normal monthly Base Salary pursuant to Section 2 of the Employment Agreement (the “Severance Payment”). The Company agrees to pay the Severance Payment as a lump-sum payment and as soon as administratively feasible after the Effective Date (as defined below), but no later than December 31, 2023.

4. EQUITY AGREEMENTS. The Company acknowledges and agrees that Employee shall be deemed a Contractor “providing services to the Company” for purposes of (i) the Restricted Stock Unit Award Agreement dated October 14, 2021 and (ii) the Nonqualified Stock Option Agreement dated June 7, 2023, if at the relevant time(s) Employee is providing services to the Company while under the employ of a law firm representing the Company.

5. SURVIVAL OF CERTAIN PROVISIONS OF EMPLOYMENT AGREEMENT. Notwithstanding anything to the contrary set forth in this Agreement, Sections 6, 7, 8, 9, and 10 of the Employment Agreement shall continue to remain in full force and effect in accordance with the terms thereof, and Employee shall continue to be bound by the terms thereof (as well as by any other terms of the Employment Agreement relating to the enforceability and construction of said Sections 6, 7, 8, 9, and 10).

6. WAIVER AND RELEASE. In consideration of the mutual obligations and duties set forth herein, Employee and Company agree as follows:

a. Employee hereby knowingly and voluntarily waives, releases and forever discharges Company from any and all claims, demands, damages, lawsuits, obligations, promises, and causes of action, both known and unknown, whether now existing or arising in the future, at law or in equity, relating to or arising out of Employee’s employment with Company, the Employment Agreement, compensation by Company, or mutual separation of employment from Company. However, nothing contained herein shall be interpreted to limit Employee’s right to enforce this Agreement through legal process.

b. Employee shall not disclose, either directly or indirectly, any information whatsoever regarding any of the terms or the existence of this Agreement to any person or organization, including but not limited to members of the press and media, present and former employees of Company, and persons or companies who do business with Company. The only exceptions to Employee’s promise of confidentiality herein is that Employee may reveal such terms of this Agreement (i) as is necessary to comply with a request made by the Internal Revenue Service; (ii) as otherwise compelled by a court or agency of competent jurisdiction; (iii) as required by law; (iv) as is necessary to comply with requests from Employee’s accountants, attorneys, financial advisors, or other professional advisors for legitimate business purposes or personal financial planning, (v) to his immediately family members solely for personal planning purposes (provided that such immediate family members undertake to maintain the complete confidentiality of this Agreement), or (vi) when and if this Agreement is included by the Company as a part of a securities law filing that is actually filed with the Securities and Exchange Commission.

c. Employee agrees to release and forever discharge by this Agreement the Company from all liabilities, causes of actions, charges, complaints, suits, claims, obligations, losses, damages, injuries, rights, judgments, attorneys’ fees, bonds, bills, penalties, fines, and all other legal responsibilities of any form whatsoever whether known or unknown, whether suspected or unsuspected, whether fixed or contingent, whether in law or in equity, including but not limited to those arising from any acts or omissions occurring prior to the Effective Date of this Agreement, including those arising by reason of any and all matters from the beginning of time to the present, arising out of his past employment with, compensation during, and mutual separation from the Company. The Employee will have three months following the termination date to submit for reimbursement all non-reimbursed cost and expense items that were personally expended by the Employee in the due course of conducting business for the Company prior to separation. Upon presentation of such costs and expenses to the Company, Employee will be promptly reimbursed. Employee specifically releases claims under all applicable state and federal laws, including but not limited to, Title VII of the Civil Rights Act of 1964 as amended, the Fair Labor Standards Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Consolidated Omnibus Reconciliation Act of 1986, the Americans with Disabilities Act, the Florida Civil Rights Act of 1992, the Workers’ Compensation Act, the Equal Pay Act, the Age Discrimination in Employment Act of 1967 (Title 29, United States Code, Section 621, et seq.) (“ADEA”), as well as all common law claims, whether arising in tort or contract.

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d. In addition to the other provisions in this Agreement, Employee hereby makes the following acknowledgments for the express purpose of complying with the Older Workers’ Benefits Protection Act, 29 U.S.C. Section 626(f):

(1) Employee was over 40 years of age when he was terminated without cause and when he signed this Agreement. Employee realizes there are many laws and regulations prohibiting employment discrimination or otherwise regulating employment or claims related to employment pursuant to which Employee may have rights or claims, including the ADEA. Employee hereby waives and releases any rights or claims he may have under the ADEA.

(2) Employee was informed in writing that he could consult with an attorney before signing this Agreement. Employee acknowledges that he was given the opportunity to consider this Agreement for twenty-one (21) days before signing it, and, if he signs it, to revoke it for a period of seven (7) days thereafter. Regardless of when Employee signed this Agreement, Employee acknowledges that his seven-day period will not be waived. If not revoked by written notice received on or before the eighth (8th) day following the date of Employee’s execution of the Agreement, this Agreement shall be deemed to have become enforceable and on such eighth (8th) day (the “Effective Date”). No payments will be made to Employee under Section 3 above until after the Effective Date.

7. EMPLOYMENT RECOMMENDATIONS; NON-DISPARAGEMENT.

a. Company hereby agrees that, in the event that a future prospective employer of Employee seeks information from Company regarding the competence, experience, or abilities of Employee, Company shall follow its standard human resource guidelines, policies, and practices with respect to such inquiry.

b. The parties to this Agreement shall each refrain from making any written or oral statement or taking any action, directly or indirectly, which the parties know or reasonably should know to be disparaging or negative concerning Company or Employee, except as required by law. The parties hereto shall also refrain from suggesting to anyone that any written or oral statements be made which the parties know or reasonably should know to be disparaging or negative concerning Company or Employee, or from urging or influencing any person to make any such statement. This provision shall include, but not be limited to, the requirement that the parties refrain from expressing any disparaging or negative opinions concerning Company or Employee, Employee’s mutual separation from Company, any of Company’s officers, directors, or employees, or other matters relative to Company’s reputation as an employer or any other matters relative to Employee’s reputation as an employee or executive. Company’s and Employee’s promises in this subsection, however, shall not apply to any judicial or administrative proceeding in which Employee or Company is a party or in which Employee or Company has been subpoenaed to testify under oath by a government agency or by any third party. In addition, the promises in this subsection shall also not apply to any statements made by Employee in good faith in response to a request for information from an authorized officer, agent, director, attorney, or other representative of the Company.

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8. RELINQUISHMENT OF POSITIONS. Employee hereby agrees to resign, effective as of November 13, 2023, from all offices which Employee holds with Company and any subsidiary or affiliate of Company. Effective as of November 13, 2023, Employee’s employment with Company shall cease and Employee shall relinquish all positions, offices, and authority with Company.

9. LITIGATION COOPERATION. Beginning on the date of this Agreement and continuing at all times hereafter, Employee and Company shall, without any additional compensation, provide each other with full cooperation and reasonable assistance in connection with Company’s defense of any litigation against Company, its officers, its subsidiaries, or its affiliates arising out of or relating to any circumstance, fact, event, or omission alleged to occur while Employee was employed by Company. Employee shall at all times promptly be reimbursed by the Company for any and all out-of-pocket expenses, including travel expenses, that may be incurred by Employee in providing such cooperation and assistance, and to the extent that Employee provides any such assistance or cooperation, the Employee also shall be compensated for his time in providing such cooperation and assistance at a rate equivalent to a per diem based upon his base salary as in effect under the Employment Agreement as of the date hereof. Such cooperation and assistance shall include, but not be limited to, access for research, being available for consultation, for deposition and trial testimony, and for availability and execution of discovery-related documents such as interrogatories, affidavits, requests for production, requests for admissions, and responses to each, as deemed necessary. Employee and Company further agree to provide their good will and good faith in providing honest and forthright cooperation in all other aspects of their defense of any such litigation.

10. MISCELLANEOUS.

a. In the event any provision of this Agreement is found to be unenforceable, void, invalid or unreasonable in scope, such provision shall be modified to the extent necessary to make it enforceable, and as so modified, this Agreement shall remain in full force and effect.

b. The paragraph headings in this Agreement are for convenience only and do not form any part of or affect the interpretation of this Agreement.

c. This Agreement may be executed in counterparts, each of which shall be deemed an original of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same Agreement.

d. The waiver by any party of a breach of any condition of this Agreement by the other party shall not be construed as a waiver of any subsequent breach. No waiver of any right hereunder shall be effective unless in writing and signed by the party against whom the waiver is sought to be enforced.

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e. The rights and obligations of the parties under this Agreement shall inure to the benefit of, and shall be binding upon, their respective heirs, executors, administrators, successors, assigns, subsidiaries, affiliates, directors, officers, employees, representatives and agents, as applicable.

f. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any previous employment agreements or contracts, whether written or oral, between Company and Employee.

g. This Agreement shall be construed under, and governed by, the laws of the State of Florida, without giving effect to conflict of law principles.

h. Employee and Company acknowledge that each has had the opportunity to read, study, consider and deliberate upon this Agreement, and to consult with legal counsel, and both parties fully understand and are in complete agreement with all of the terms of this Agreement.

[Remainder of the Page Intentionally Left Blank;

Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EMPLOYEE:

/s/ Paul M. Rivard, Esq.
Paul M. Rivard, Esq.

COMPANY:

By:	/s/ Chris Chapman, M.D.
Name:	Chris Chapman, M.D.
Title:	President & Chief Medical Officer

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